Exhibit (g)(16)

SIXTH AMENDMENT to

CUSTODIAN AGREEMENT

SIXTH AMENDMENT, effective as of September 30, 2014, by and among The Glenmede Fund, Inc., a corporation organized under the laws of the State of Maryland (the “Fund”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Agreement referred to below.

WHEREAS the Fund and Investors Bank & Trust Company (“IBT”) entered into a Custodian Agreement dated September 1, 2001, as amended, modified and supplemented from time to time (the “Custodian Agreement”);

WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Custodian under the Custodian Agreement; and

WHEREAS, State Street agreed to amend the Custodian Agreement in order that the services to be provided to the Fund on behalf of its portfolios by State Street, as successor by merger to IBT, may be made consistently and predictably to the Fund, notwithstanding that as amended, the Custodian Agreement is not identical to the form of custodian agreement customarily entered into by State Street as custodian.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendment.

(a)	Appendix A is hereby deleted in its entirety and replaced with Appendix A attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Custodian Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

THE GLENMEDE FUND, INC.

By:	/s/ Mary Ann B. Wirts
Name:	Mary Ann B. Wirts
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

APPENDIX A

Portfolios of The Glenmede Fund, Inc.

Core Fixed Income Portfolio

Government Cash Portfolio

International Portfolio

Large Cap Core Portfolio

Large Cap Growth Portfolio

Large Cap Value Portfolio

Long/Short Portfolio

Philadelphia International Fund

Small Cap Equity Portfolio

Strategic Equity Portfolio

Tax-Exempt Cash Portfolio

Total Market Portfolio

U.S. Emerging Growth Portfolio

Secured Options Portfolio

Philadelphia International Small Cap Fund

Philadelphia International Emerging Markets Fund

International Secured Options Portfolio

Mid Cap Equity Portfolio

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